UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Thompson IM Funds, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

(1)	Title of each class of securities to which transaction applies:

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(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously Paid:

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IMPORTANT REMINDER

Thompson Bond Fund

PLEASE VOTE TODAY

January 30, 2020

Dear Valued Shareholder:

We need your help. Due to lack of shareholder participation, the special meeting of shareholders of the Thompson IM Funds, originally scheduled for January 30, 2020, has been adjourned to February 19, 2020. As of the date of this letter, our records indicate that we may not have received your important proxy vote for the shares you hold in the Thompson Bond Fund.

Although the response of our shareholders who have already voted has been positive, if you have not yet voted we still need your vote in order to pass this important proposal to approve a new investment advisory agreement. More information about this proposal can be found in the proxy statement previously sent to you. It is critical that your proxy vote is received before February 19th. Your prompt response will help reduce proxy costs and will also allow you to avoid receiving follow-up phone calls and further mailings.

If you have any questions or would like to vote,

please call the number listed below:

800-574-5926

Your vote is important no matter the size of your fund holdings. Please vote promptly so your vote can be received prior to the February 19th Special Meeting of Shareholders.

The Fund has made it very easy for you to vote.

Choose one of the following methods:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE

Visit the Website noted on your proxy card and enter the control number that appears on the proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received by February 19th.

Call the toll free phone number above Monday through Friday, 9am until 10pm Eastern time to speak with a proxy specialist.

OR

Call the toll free touch-tone phone number listed on your proxy card. Have your proxy card with control number available. Follow the touch-tone prompts to vote.

Please utilize one of the above voting options so that your vote will be received

BEFORE the meeting is reconvened.